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AMENDED AND RESTATED
ARTICLES OF INCORPORATION

OF

NORTHRIM BANCORP, INC.

DECEMBER 12, 2001

    The undersigned, desiring to amend and restate the Articles of Incorporation of Northrim BanCorp, Inc. pursuant to AS 10.06, hereby execute these Amended and Restated Articles of Incorporation. Except for the designated amendments these Amended and Restated Articles of Incorporation correctly set out without change the provisions of the Articles of Incorporation of Northrim BanCorp, Inc. accepted for filing on March 1, 2001, and together with the designated amendments supersede the original Articles of Incorporation of Northrim BanCorp, Inc. and all amendments thereto.

ARTICLE 1

    Section 1.1.  The name of the Company shall be Northrim BanCorp, Inc.

ARTICLE 2

    Section 2.1.  The location of the principal office and principal place of business of the Company shall be at Anchorage, Third Judicial District, State of Alaska, subject to change as permitted by law.

    Section 2.2.  The address of the initial registered office of the Company is 3111 C Street, Anchorage, Alaska 99503, and its initial registered agent is Mary A. Finkle.

ARTICLE 3

    Section 3.1.  The nature of the business for which the Company is formed shall be to engage in and carry on all lawful business for which corporations may be incorporated under Alaska law.

ARTICLE 4

    Section 4.1.  The Company's period of existence shall be perpetual.

ARTICLE 5 (amended)

    Section 5.1.  The aggregate number of shares which the Company shall have the authority to issue is 10,000,000 shares of common stock with a par value of $1.00 each.

ARTICLE 6

    Section 6.1.  Unless otherwise determined by the Board of Directors, no shareholder of the Company shall be entitled to preemptive rights to purchase, subscribe for, or otherwise acquire any stock which the Company may issue or sell, including unissued shares of stock of the Company.

ARTICLE 7

    Section 7.1.  Each shareholder is entitled to vote, in person or by proxy, the number of shares owned by such shareholder for as many persons as there are directors to be elected and for whose election such shareholder has the right to vote, and no shareholder shall be entitled to cumulate his or her votes.

ARTICLE 8

    The Board of Directors shall consist of no less than five (5) nor more than twenty-five (25) members, a majority of which shall be bona fide residents of the State of Alaska. The exact number of directors within the minimum and maximum limit shall be fixed and determined by resolution of the Board of Directors. The number of directors elected by the shareholders at the last preceding annual meeting may be increased by not more than two (2) persons by action of the Board taken between annual meetings of the shareholders. No decrease in the number of directors shall have the effect of shortening the term of any incumbent director. The initial number of directors of the Company shall be ten (10).

ARTICLE 9

    Section 9.1.  The Company reserves the right to amend, alter, change, or repeal any provision of these Articles to the extent permitted by the laws of the State of Alaska. All rights of stockholders are granted subject to this reservation.

ARTICLE 10

    This Company has no alien affiliates as defined in Alaska Stat. § 10.06.990(2) and 10.06.990(3).

ARTICLE 11

    A director shall have no liability to the Company or its shareholders for monetary damages for conduct as a director, except for (a) conduct that constitutes a breach of the director's duty of loyalty to the Company or the shareholders; (b) acts or omissions that are not in good faith or that involve intentional misconduct by the director or a knowing violation of law by the director; (c) willful or negligent conduct by the director in connection with the payment of dividends or the repurchase of stock from other than lawfully available funds; or (d) any transaction from which the director derives an improper personal benefit. If the Alaska Corporations Code is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the full extent permitted by the Alaska Corporations Code as so amended. Any repeal or modification of this Article shall not adversely affect any right or protection of a director of the Company existing at the time of such repeal or modification for or with respect to an act or omission of such director occurring prior to such repeal or modification.

CERTIFICATION OF APPROVAL

    These Amended and Restated Articles of Incorporation were approved by unanimous consent of the Board of Directors of the Company on December 11, 2001. These Amended and Restated Articles of Incorporation were further approved by unanimous consent of the shareholders of the Company on December 11, 2001, one hundred (100) shares issued and outstanding.

    EXECUTED this 11th day of December, 2001.

/s/ R. Marc Langland R. Marc Langland, President
/s/ Mary Finkle Mary Finkle, Secretary
STATE OF ALASKA	)
) ss.
JUDICIAL DISTRICT 3rd	)

    On this day personally appeared before me R. Marc Langland, to me known to be the individual described in and who executed the within the foregoing instrument, and acknowledged that he signed this same as his free and voluntary act and deed, for the uses and purposes therein mentioned.

    GIVEN UNDER MY HAND AND OFFICIAL SEAL this 11th day of December, 2001.

/s/ Gerri D. Tokar NOTARY PUBLIC in and for the State of Alaska, residing at
My Commission Expires: July 17, 2002
STATE OF ALASKA	)
) ss.
JUDICIAL DISTRICT 3rd	)

    On this day personally appeared before me Mary Finkle, to me known to be the individual described in and who executed the within the foregoing instrument, and acknowledged that he signed this same as his free and voluntary act and deed, for the uses and purposes therein mentioned.

    GIVEN UNDER MY HAND AND OFFICIAL SEAL this 11th day of December, 2001.

/s/ Gerri D. Tokar NOTARY PUBLIC in and for the State of Alaska, residing at
My Commission Expires: July 17, 2002

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AMENDED AND RESTATED ARTICLES OF INCORPORATION OF NORTHRIM BANCORP, INC. DECEMBER 12, 2001
CERTIFICATION OF APPROVAL